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                  Metromedia International Group, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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



                                [Lens Letterhead]


         Contact: Richard A. Bennett             Scott Sunshine/Carol Crane
                  Chief Activism Officer         TowersGroup
                  Lens                           (212) 354-5020
                  (207) 775-4296                 scottsunshine@towerspr.com
                  rbennett@lens-inc.com          carolcrane@towerspr.com


INDEPENDENT STOCKHOLDERS VOTE OVERWHELMINGLY FOR OPPOSITION DIRECTOR CANDIDATES
                 AT MMG ANNUAL MEETING, BUT INSIDERS HOLD SWAY
                      -------------------------------------

                   CalPERS Proposal To Declassify Board Passes
                      -------------------------------------


NEW YORK, October 30, 2001 - Independent stockholders of Metromedia International Group (AMEX: MMG) voted by a 3 to 1 margin for the opposition board candidates nominated by Elliott Associates, L.P. and Elliott International, L.P. (together "Elliott") at MMG's 2001 annual meeting, but board affiliates who own nearly 30% of the company managed to reelect the incumbent directors by a slender margin. Of a total 70 million votes cast, Elliott's candidates - Robert A.G. Monks and Robert B. Holmes - each received about 33 million votes, or 47% of the overall vote. Final vote tallies from the October 9 annual meeting were released today by IVS Associates, MMG's election inspectors.

A separate proposal by California Public Employees' Retirement System (CalPERS) urging the board to reorganize itself into a single class of directors was approved by a majority of shares voted. The resolution, if respected by MMG, would eliminate the current system, which divides MMG directors into three classes of three-year terms so only one-third of directors are up for election in any given year. Elliott calls upon MMG to promptly declassify its board, as its stockholders demand. A declassified board would stand for election in its entirety every year, creating a higher level of accountability of directors to stockholders. Earlier this year, CalPERS named MMG to its top five "focus list" of companies for its poor stock performance and inadequate corporate governance.


"The CalPERS resolution is a victory for improved corporate governance at MMG; we hope the company follows the stockholders' mandate. Although Elliott's director candidates were narrowly defeated, the overwhelming support for our candidates by non-affiliated stockholders sends MMG's board a powerful message. The issues that dissatisfied stockholders raised at the meeting will not go away," said Richard A. Bennett, a principal of Lens Investment Management, LLC, the shareholder activist specialist working with Elliott in its MMG efforts.

Another three stockholder proposals, two by Elliott and one by the New York City Teachers' Retirement System, did not pass.

Metromedia International Group, Inc. is a global communications and media company operating telephony and television businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. The company, headed by Chairman John W. Kluge and CEO Stuart Subotnick, also owns the lawn and garden equipment manufacturer Snapper, which it has called a "non-core" asset.

Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 4.0% of MMG Common Stock. Elliott Associates is based in New York, and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management.

Founded in 1991 by Robert A.G. Monks as an investment management firm, Lens Investment Management, LLC, was among the first fund managers to take an active role in corporate governance. Over the past decade, Lens, which no longer operates as a portfolio manager but rather as a specialist in investor activism, has succeeded in increasing the value of shareholders' investment in companies including Scott Paper, American Express, Eastman Kodak and Pioneer Group.

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